EXHIBIT 10.31

XTO ENERGY INC.

SUMMARY OF DIRECTOR COMPENSATION AND BENEFITS

Annual Retainer

•	Directors and advisory directors who are also employees of XTO Energy receive no additional compensation for service on the Board of Directors.

•	Each non-employee director receives an annual retainer, paid in four quarterly installments, totaling $180,000.

•	Non-employee advisory directors receive an annual retainer, paid in four quarterly installments, totaling $90,000.

•	Directors are reimbursed for travel expenses incurred in conjunction with their attendance at meetings.

Equity Compensation

•	Grants to non-employee directors and advisory directors are discretionary under the 2004 Stock Incentive Plan (“2004 Plan”).

•	Under the 2004 Plan, grants of up to 20,000 shares, as adjusted for the March 15, 2005 four-for-three stock split, may be granted annually to non-employee directors and advisory directors.

•	Grants may be in the form of stock options, stock appreciation rights, stock units, stock awards, unrestricted shares, dividend equivalents or other stock-based awards.

•	Maximum grant amounts are adjusted for any stock splits.

Use of Company Aircraft, Office Space and Other Benefits

•	Non-employee directors have personal use of Company aircraft for up to 14 hours per year.

•	Non-employee directors and advisory directors have use of Company office space, subject to availability.

•	The Company pays the expenses for each director and their spouse or guest to attend semi-annual management meetings and the Company’s annual golf tournament.

Outside Director Severance Plan

•	Upon a change in control of the Company, each non-employee director and each non-employee advisory director will receive:

i.	A payment equal to three times the annual cash retainer then in effect for directors and advisory directors.

ii.	An amount equal to three times the number of unrestricted shares most recently granted to the director or advisory director as part of their annual compensation multiplied by the closing price of the Company’s common stock on the date of a change in control.

•	A “change in control” of the Company is deemed to have occurred if: any person, or persons acting as a group, become the beneficial owners of more than 25% of the Company’s voting shares; a merger or consolidation results in the Company’s stockholders holding less than 50% of the voting shares of the surviving entity; certain specified majority changes in the composition of the Board of Directors occur; or a plan or agreement is approved to dispose of all or substantially all of the Company’s assets or outstanding Common Stock.

Retiree Medical Health Plan

•	A director with any combination of age and years of service that totals 60, with a minimum age of 45 and a minimum of five consecutive years of service on the Board, is eligible to receive benefits under the plan.

•	Premiums for directors will be as established from time to time by the Company. Currently, premiums for directors equal any premiums charged employees for coverage.

•	Dependents of directors will pay premiums established from time to time by the Company. Currently, premiums for dependents of directors equal the premiums charged dependents of employees for coverage.

•	Benefits terminate when the participant becomes eligible for a government-sponsored health insurance plan or benefits under the plan of an employer.

Long Term Care

•	This insurance provides for custodial care in the form of home health care benefits, nursing home benefits and assisted living facility benefits.

•	XTO provides the basic plan at no cost to the director, and their dependents pay premiums equal to premiums paid by dependents of employees.

•	Upgrades are available at the same incremental additional premiums paid by employees and their dependents.

•	When service on the Board terminates, a director can continue the coverage by assuming the payment of the premiums.

•	Directors are eligible to participate following six months of service on the Board.